Exhibit 99.1

Press Release

CONTACT:
Jon Kathol
Vice President, Investor Relations
Tel:813-544-8515
investorrelations@primowater.com

PRIMO WATER CORPORATION ANNOUNCES APPOINTMENT OF DAVID HASS AS CHIEF FINANCIAL OFFICER

TAMPA, FL – January 24, 2023 – Primo Water Corporation (NYSE: PRMW; TSX: PRMW) (the “Company” or “Primo”), a leading provider of sustainable drinking water solutions in North America and Europe, today announced the appointment of David W. Hass as Chief Financial Officer. Mr. Hass is replacing Mr. Jay Wells, who previously announced his planned retirement as Chief Financial Officer, effective April 1, 2023.  Mr. Wells will assist with the CFO transition through his retirement date.

“David is a strategic and purpose-driven leader with an exceptional depth of experience across our business," said Tom Harrington, Chief Executive Officer of Primo. " As David assumes this new role, we will draw on that experience in helping us drive innovation, accelerate growth and propel operational excellence of our differentiated ‘Water Your Way’ platform.”

Since 2020, Mr. Hass has been Chief Strategy Officer for the Company. From 2011 to 2020, Mr. Hass served in various roles with legacy Primo, including Chief Strategy Officer, Vice President of Strategy, Vice President of Financial Planning & Analysis (FP&A), as well as GM of the Canadian Business Unit and the Water Direct Business Unit. From 2007 to 2011, Mr. Hass served as Vice President of Consumer Investment Banking at Stifel (formerly Thomas Weisel Partners). Prior to that, Mr. Hass served as an Associate in the Client Financial Management practice at Accenture.

ABOUT PRIMO WATER CORPORATION

Primo Water Corporation is a leading pure-play water solutions provider in North America and Europe and generates approximately $2.1 billion in annual revenue. Primo operates largely under a recurring razor/razorblade revenue model. The razor in Primo’s revenue model is its industry leading line-up of sleek and innovative water dispensers, which are sold through retailers and online at various price points. The dispensers help increase household penetration which drives recurring purchases of Primo’s razorblade offering. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions across its 21-country footprint direct to the customer’s door, whether at home or to businesses. Primo sells dispensers online and in approximately 10,000 retail locations. Complementing the dispenser business, Primo offers pre-filled Water Exchange in approximately 17,500 retail locations and approximately 23,500 self-service Water Refill machines at retail locations. Primo also offers water filtration units across its 21-country footprint.

Press Release
Primo’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.